Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated December 18, 2017, on the October 31, 2017 financial statements and financial highlights of Principal Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 246 to the Registration Statement under the Securities Act of 1933 (No. 033-59474).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 27, 2018